Dechert Price & Rhoad
                             1500 K Street, N.W.
                          Washington, DC 20005-1208


                             	October 31, 1996

AMT Capital Fund, Inc.
in respect of
HLM International Equity Portfolio
600 Fifth Avenue, 26th Floor
New York, NY 10020

Harding, Loevner Funds, Inc.
in respect of
International Equity Portfolio
600 Fifth Avenue, 26th Floor
New York, NY  10020

Gentlemen:

    	You have requested our opinion regarding certain federal income tax consequences to HLM International Equity Portfolio (the "Existing Portfolio"), a separate series of AMT Capital Fund, Inc. to the holders of the shares of common stock (the "shares") of the Existing Portfolio (the "Existing Portfolio shareholders"), and to International Equity Portfolio (the "New Portfolio"), a series of Harding, Loevner Funds, Inc. in connection with the proposed transfer of all of the assets of the Existing Portfolio to the New Portfolio in exchange solely for voting shares of common stock of the New Portfolio ("New Portfolio shares") and the assumption by the New Portfolio of all of the liabilities of the Existing Portfolio, followed by the distribution of such New Portfolio Shares received by the Existing Portfolio in complete liquidation, all pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated October 14, 1996 (the "Reorganization").

    	For purposes of this opinion, we have examined and rely upon (1) the Agreement, (2) the Proxy Agreement issued in connection therewith, (3) representations that each of you has made to us in separate letters, (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

    	This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Agreement and the Proxy Statement to which reference is made above.

    	Based upon and subject to the foregoing, it is our opinion that for federal income tax purposes:

    	(1)	The transfer of all of the assets of the Existing Portfolio in exchange solely for New Portfolio Shares and the assumption of the Existing Portfolio's liabilities, followed by the distribution of the New Portfolio Shares to the Existing Portfolio shareholders in exchange for their shares of the Existing Portfolio, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. The Existing Portfolio and the New Portfolio each will be "a party to a reorganization" within the meaning of Section
         368(b) of the Code.

    	(2)	The Existing Portfolio will recognize no gain or loss on the transfer of all of its assets to the New Portfolio in exchange for New Portfolio Shares and the assumption of its liabilities by the New Portfolio, or on the distribution by the Existing Portfolio to its shareholders of the New Portfolio Shares received by the Existing Portfolio in the Reorganization pursuant to the Agreement.

    	(3)	The New Portfolio will recognize no gain or loss upon the receipt of the Existing Portfolio's assets in exchange for New Portfolio
         Shares and the assumption by the New Portfolio of the Existing Portfolio's liabilities.

    	(4)	The basis to the New Portfolio of the assets of the Existing
         Portfolio will be, in each instance, the same as the basis of those assets in the hands of the Existing Portfolio immediately before the Reorganization exchange.

    	(5)	The New Portfolio's holding period with respect to the assets of the Existing Portfolio that the New Portfolio acquires in the Reorganization will include the respective periods for which those assets were held by the Existing Portfolio.

    	(6)	The Existing Portfolio shareholders will recognize no gain or loss upon receiving New Portfolio Shares solely in exchange for Existing Portfolio shares.

    	(7)	The basis of the New Portfolio Shares received by the Existing
         Portfolio shareholder will be the same as the basis of the Existing Portfolio shares surrendered by the shareholder in exchange therefor.

    	(8)	The holding period of the New Portfolio Shares received by the
         Existing Portfolio shareholders in the Reorganization will include the holding period of the Existing Portfolio shares surrendered in exchange therefor, provided that the Existing Portfolio shareholders held such Existing Portfolio shares as a capital asset on the date of the Reorganization.

    	We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representations made to us.


                                             						Very truly yours,

                                             						/s/ Dechert Price & Rhoads
                                                 						Dechert Price & Rhoads